CONFIDENTIAL TREATMENT REQUESTED FOR ALL BRACKETED ([]) INFORMATION. THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

                                LICENSE AGREEMENT

               THIS AGREEMENT is effective this 30th day of May, 1996 and is by and between MICHIGAN TECHNOLOGICAL UNIVERSITY, a body corporate organized and existing under the laws of the State of Michigan located in Houghton, Michigan (hereinafter referred to as MTU) and doing business as the INSTITUTE OF MATERIALS PROCESSING one of its Research Institutes (hereinafter referred as IMP) arid MINERAL RESOURCE TECHNOLOGIES, LLC a limited liability company organized and existing under the laws of the State of Delaware and having a place of business in Atlanta, Georgia (hereinafter referred to as MRT).

               WHEREAS, MTU is the owner of the entire right, title and interest in and to the LICENSED PATENTS (hereinafter defined) and further represents that it has the right and power to grant licenses of the scope herein granted; and

               WHEREAS, MTU has the facilities, personnel and expertise to conduct research in the area of fly ash recovery and processing of recovered fly ash and to cooperate in the commercial development of the results of that research; and

               WHEREAS, MRT has the facilities, personnel and expertise to conduct research in the area of fly ash recovery and processing of recovered fly ash including producing salable products, made from recovered fly ash; and

               WHEREAS, MRT has the facilities, personnel and expertise to construct and operate installations for the commercial exploitation of fly ash recovery and processing of recovered fly ash including producing salable products made from recovered, fly ash; and

               WHEREAS, MRT wishes to secure and MTU is willing to grant to MRT an exclusive license under the LICENSED PATENTS; and

               WHEREAS, MRT and MTU wish to cooperate in future research in the area of fly ash recovery and processing of recovered fly ash including producing salable products, made from recovered fly ash; and

               WHEREAS, MRT and MTU wish to cooperate in the construction and operation of installations for the commercial exploration of fly ash recovery and processing of recovered fly ash including producing salable products made from recovered fly ash.

               NOW, THEREFORE, MTU and MRT hereby agree and covenant as follows:

I.      LICENSED PATENTS

        1.   For purposes of this Agreement, LICENSED PATENTS shall mean [
                 ], including reissues, divisions, continuations or extensions thereof and future patents as provided for hereinafter and applicable to the manufacture, use and/or sale of research services, processing equipment and products as contemplated by this Agreement.

II.      GRANT

        1. (a) MTU hereby grants and MRT hereby accepts an exclusive right and license under the LICENSED PATENTS to manufacture, use, and/or sell processes, equipment and/or product, throughout the United States of America, its territories and possession. As applications for letters patent are filed and letters patent become effective in countries foreign to the United States under paragraph V-1(d), the grant of this license shall, extend to those foreign countries.

               (b) MTU shall retain the right to do research coming within the scope of the LICENSED PATENTS.

III.     ROYALTIES AND PAYMENTS

         1.    Upon execution of this Agreement, [                            ].
Thereafter and in order to maintain the exclusivity of the license granted herein, MRT shall pay MTU either as earned royalties under paragraph III-4 or in lieu thereof a minimum royalty payment per Agreement Year in the following amounts:

CONFIDENTIAL TREATMENT REQUESTED FOR ALL BRACKETED ([]) INFORMATION. THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

[                                           ]

For purposes of this Agreement, an "Agreement Year" shall be the twelve (12) months beginning with the effective date of this Agreement and with each annual anniversary date of the effective date. After the second Agreement Year, in the event the earned royalties under paragraph III-4 do not equal the above minimum amounts in a particular Agreement Year, MTU shall have the option of notifying MRT that the license under this Agreement will be reduced to non-exclusive license. If within the immediately following Agreement Year MRT makes a payment to MTU in an amount equal to the difference between the minimum payment due for the prior Agreement Year and the amount of earned royalties actually paid in that prior Agreement Year ("shortfall payment') this Agreement shall continue as an exclusive, if the shortfall payment is not made within that time period this Agreement shall reduce to a non-exclusive in accordance with the notice.

         2. The payments of paragraph III-1 due beginning with the second
Agreement Year shall be payable [                            ].

         3. One-half of the payments made by MRT under paragraph III-1 above in
first and second Agreement years, namely [                        ] may be
credited by MRT against: royalties due MTU under paragraph III-4. Only [   ]
percent [                         ] of the credit [                            ]
may be credited against any royalty due in a given calendar quarter.

         4. MRT shall pay MTU a royalty based on the Net Selling Price of product on the following schedule:

Net Selling Price                   Royalty as percent of
Per Ton of product                  Net Selling Price

CONFIDENTIAL TREATMENT REQUESTED FOR ALL BRACKETED ([ ]) INFORMATION. THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

[                                           ]

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For the first eighteen (18) months of the sale of product from a facility
operating pursuant to this Agreement, the [                                    ]
of Net Selling Price rate shall apply to all product having a Net Selling Price of [ ] per ton or less.

         5. If patents issue as provided for in Article V in which an employee of MRT is named as sole inventor or joint inventor with an employee of MTU and

         i. the claimed subject matter of such patent is used in production of product as contemplated by this Agreement, and

         ii. the claimed subject matter results in a value added to the product and an increase in the Net Selling Price per ton of product (incremental increase in Net Selling Price), then MRT shall be obligated to pay only [ ] of the royalty rate in paragraph III-4 on the incremental increase in the Net Selling Price.

         6. In the event MRT sells process technology and/or equipment to an entity which will in turn operate its own facility and/or manufacture and sell product using the LICENSED PATENTS, MTU shall be compensated by one of either:

                  i. that entity agreeing to pay MTU a royalty [               ]

                  ii. MTU shall receive [                  ]

         7. For purposes of this Agreement, Net Selling Price shall mean the invoice price of products less transportation.

         8. If MRT makes a sale to an Associated Company on which a royalty would be payable, the same royalty shall be paid as if the same quantity had been sold to a third party. The Net Selling Price of the same Quantity of product from the last arm's length sale to a third party shall be used in computing the royalty.

         9. Product shall be considered as sold when invoiced, or if not invoiced, when delivered, shipped or mailed, whichever occurs first.

         10. MRT is to deliver yearly to MTU four written reports, in duplicate, pertaining to MRT's manufacture, use and/or sale of product or facilities under this Agreement, and shall specifically set forth any freight deductions. Each report shall relate to a calendar quarter and shall be delivered within the months of July, October, January, and April. The first report shall be delivered within thirty (30) days after the end of the calendar quarter current when this Agreement becomes effective. Payments due under paragraphs III-4 or III-6-ii shall accompany the reports under this paragraph III-10.

         11. The reports provided for in paragraph III-11 shall contain all necessary data commensurate to accounting in accordance with the true intent of this Agreement; if in any quarter MRT has not made, used and/or sold any product or sold any facilities for which royalties are payable, it shall so report.

         12. MRT is to keep true and correct books of account of its production, use and sale of product under this Agreement in sufficient detail to enable an accountant to determine the correctness of the reports submitted by MRT, which books of account shall be open at all reasonable business hours for inspection by an independent certified public accountant (CPA) mutually acceptable to MRT and MTU who shall have the right to examine said books. It is the intent of the parties to this Agreement that the certified public accountant shall not disclose to MTU any business details which may be found in the books of MRT while making such inspection except as needed to verify the reports. MRT shall have the right to refuse acceptance of the CPA if the CPA does not execute a Confidentiality Agreement with MRT relating to the books of account which are to be inspected. Acceptance of the CPA will not be unreasonably withheld by either party. MTU shall be responsible for the expense of the inspection contemplated by this paragraph III-12; provided, however, if the inspection shows the amounts paid as being at least ten percent (10%) less than that actually owed then MRT shall be responsible for the cost of the inspection. MTU may exercise this right of inspection once in each Agreement Year and once in the two (2) years immediately following termination.

IV.      RESEARCH

         1. [        ] of the earned royalties paid to MTU pursuant to paragraph
111-4, but not minimums paid pursuant to paragraph III-1, shall be distributed to IMP. In the first Agreement Year that a royalty is paid, IMP will allocate
[             ] of that amount to fly ash research, and MRT and MTU shall
jointly direct that fly ash research. The [         ] allocated shall reduce by
[                                      ] in each successive Agreement Year, that
is in the second Agreement Year after royalty payments commence, the allocation
shall be [              ]. This reduction shall continue until the [           ]
Agreement Year after royalty payments begin the allocation reaches [           ]
percent [            ] the allocation shall then remain at [           ] percent
[                  ] for the remainder of the Agreement.

         2. Immediately after signing this Agreement and to the extent that MTU is legally permitted to do so, MTU will make available and provide copies to MRT of the results of research conducted under DOE contracts and in the area of fly ash drying and beneficiation. Any printed material will be transmitted as copies to MRT, any results not in printed form shall be delivered to MRT at IMP in Houghton, Michigan. In addition and to the extent permissible under the particular DOE contracts, MTU shall make available to MRT any results of research conducted after the effective date of this Agreement with respect to fly ash drying and beneficiation under DOE contracts in existence as of the effective date of this Agreement.

         3. (a) After signing this Agreement, MTU and MRT will jointly pursue a
DOE grant for future research in the area of [                   ] specifically
for research within the scope of [                ] and for the [              ]
MTU and MRT shall share the grant as follows:

                  i. [                     ] on the first [                    ]

                  ii. [                     ] to MTU and [             ] to MRT
                      in any amount over [                                     ]

         (b) If the DOE grant is received and includes a cost sharing
requirement, MTU agrees to contribute [                     ] of its portion of
the grant to the cost sharing and MRT shall be responsible for [               ]
of any cost sharing.  For example, [                                           ]

         (c) If the DOE grant is received, the principal investigators or other responsible individuals of MTU and MRT shall confer at least once within each calendar half-year to apprise the other of the progress and direction and of their respective efforts under the grant. MRT and MTU will furnish each other with copies of any reports which are generated relating to efforts under the grant these report copies shall be furnished within ten (10) days of completion.

         (d) If MRT, in its sole discretion decides to fund additional fly ash
research, [                      ] of the amount of the actual funding may be
credited against future royalties under paragraph III-5 but not the fees of paragraph III-1. If the research funding by MRT is at MTU's request, the amount
of the credit against future royalties shall be [                             ].
For any given royalty payment quarter, the credit shall not exceed [           ]
percent [                   ] of the royalty amount due for that quarter.

V.       FUTURE IMPROVEMENTS AND PAYMENT

         1. (a) MTU and MRT shall each keep the other currently advised of all future improvements or developments made jointly or solely by either of them without joint inventorship of the other's personnel, or others on behalf of either MTU or MRT, relating to the results of activities under the DOE grant or research sponsored by MRT. If such improvements or developments involve or include patentable subject matter. MTU and MRT will jointly decide whether to pursue patent protection, in which case MTU will file for and attempt to obtain letters patent thereon in the United States. Such letters patent shall be the property of MTU and shall be included within this Agreement the same as a LICENSED PATENT and shall be effective to extend the term of this Agreement.

         (b) If either party concludes that a patent application should not be filed in the United States, the other party may proceed at it's own expense and any patent to issue will be owned by MTU and come under this Agreement as a Licensed Patent. If the filing party is MRT, MRT shall be entitled to credit the costs involved against future earned royalties.

         (c) Subject to MRT's credit under subparagraph (b) above, the party filing in the U.S. shall be responsible for the cost of filing and prosecuting applications for letters patent in the United States, and for maintaining any such issued letters patent in the United States.

         (d) MTU and MRT shall decide in which countries foreign to the United States to file patent applications based on any U.S. patent application, and any patents issuing thereon shall come under this Agreement as a LICENSED PATENT and shall be effective to extend the term of this Agreement with respect to the particular country involved. The cost of filing and prosecuting any agreed upon foreign patent applications shall be shared equally by MTU and MRT, for each filing corresponding to a U.S. patent application MRT's share shall not exceed Fifteen Thousand Dollars ($15,000.00).

         (e) Costs and fees incurred in maintaining a foreign patent application, an issued foreign letters patent, and, in the case of the European Patent Office, the cost of individual country validation shall be shared equally by MTU and MRT, fifty percent (50%) to each; provided, however, that either MTU and MRT may decide not to participate in such cost the effect of which shall be:

             (i) in the case of MRT, it shall relinquish license rights in any patent property in which it elects not to participate, arid

             (ii) in the case of MTU, it shall relinquish the right to receive royalties attributable to activity under any patent property in which it elects not to participate.

         (f) Any costs incurred by MRT under this paragraph V-l(d) and (e) may be credited against royalty payments due MTU from royalty payments attributable to activity of MRT outside of the United States. As with other credits, this
credit shall not exceed [             ] percent [                 ] of the
amount of royalties due from foreign activity in a particular calendar quarter.
                  ].

         (g) Suits to enjoin or recover for infringement of a LICENSED PATENT, may be instituted and prosecuted jointly by the parties hereto and in such event the cost and expense thereof and all sums recovered therein shall be shared equally by them. MTU may elect, in its sole discretion, to take the lead role in any such suit. If MTU does not elect to take the lead role MRT may do so. Either party may, however, elect not to join or share in the expense or cost of any such suit, or having once elected to join, may thereafter elect to withdraw and in either such event the other party may proceed therewith at its own expense and shall be entitled to all sums recovered therein or in settlement thereof; provided, however, that if either party at any time elects not to share in such Suit, such party agrees to be made a nominal party to the suit but only at the expense of the other party.

         (h) If either MTU or MRT becomes aware of the apparent infringement of a LICENSED PATENT, it shall promptly notify the other in writing and in reasonable detail.

         (i) In the event that any of the claims of a LICENSED PATENT shall be held invalid or shall be awarded to a third party as a result of a decision or a decree of a competent court that becomes final, no royalties shall be payable by MRT after said date on apparatus covered only by such claim or claims. A decision shall not be considered to be final as long as a party to a suit has recourse to the United States Supreme Court. As of the effective date of the decision or decree of the competent court, MRT may suspend all royalty payments and minimum payments. If the decision or decree is reversed by an appellate court, MRT shall pay MTU all suspended payments and resume royalty payments and minimum commitments, suspended payments will be made in the interest calculated at two (2) percentage points above prime.

         (j) MTU does not warrant that the use of the rights granted MRT under this Agreement will not infringe letters patent of a third party; provided, however, that MTU does represent that it does not have any present knowledge of letters patent that would be infringed.

         2. MRT shall have the right of first refusal to include in this Agreement any letters patent obtained by MTU and relating to ash derived products and technology provided, however, that the letters patent are not the result of externally funded research and MTU is free to do so. In the exercise of this right. MTU shall promptly advise MRT of the filing of an application for letters patent and MRT shall have sixty (60) days in which to affirmatively exercise this right of first refusal, in which case any letters patent issuing from the application shall come under this Agreement as a LICENSED PATENT and shall be effective to extend the term of this Agreement. If MRT declines to exercise this option within the sixty (60) day period or does not respond within the sixty (60) day period, MTU shall be free to pursue said patent application without any further obligation to MRT.

VI.      TERM AND TERMINATION

         1. (a) MRT may terminate this Agreement without cause between twenty-four (24) and thirty-six (36) months from the effective date of the Agreement. Termination under this paragraph VI-1 can only be exercised by MRT giving MTU six (6) months prior written notice.

         (b) The respective rights and obligations of MTU and MRT under the DOE grant shall survive termination under paragraph VI-1(a) with respect to sharing results of activities under the DOE grant and MTU ownership of any improvements, patentable or unpatentable, resulting therefrom; provided, however, MRT shall relinquish any license rights in those patents.

         2. (a) Either MTU or MRT may terminate this Agreement in the event of breach or default thereof by the other, without waiver of any other remedy, by service on the other of notice of termination effective not less than 60 days after service specifying the particulars of the others breach or default. If within 60 days following notice the breach or default is remedied, the license shall continue in full force and effect, otherwise it shall terminate in accordance with the notice.

         (b) In the event of termination under paragraph VI-2(a) due to MRT's breach, MRT shall relinquish its license rights under this Agreement.

         (c) In the event of termination under paragraph VI-2(a) due to MTU's breach, MRT's license rights shall be converted to a royalty free, non-exclusive license effective as of the date of termination.

         3. In the event enactment of any federal law renders impossible performance by MRT under this Agreement, MRT may terminate this Agreement for the United States by written notice of an intent to terminate and such termination shall be effective as of receipt of that notice by MTU.

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         4. Subject to paragraph III-3, the term of this Agreement shall be for the last to expire of the LICENSED PATENTS; provided, however, MRT shall be obligated to pay royalties only with respect to such of the LICENSED PATENTS as have not expired.

         5. Termination of this Agreement shall be without prejudice to MTU's right to recover any royalty sums due at the time of such termination, or to any cause of action or claim accrued or to accrue on account of any such breach or default arid the license granted hereunder shall cease at the time of such termination.

         6. Waiver by MTU or MRT of any particular breach or default by the other shall be considered as applicable only to such particular case and shall not be construed as a waiver of any provision of this Agreement or of any subsequent breach, violation or default.

VII.     MISCELLANEOUS

         1. In case MRT files a petition in bankruptcy, or in case a petition in bankruptcy is filed against MRT, and such petition is not dismissed within 90 days thereafter, or if MRT is adjudged bankrupt or shall make a general assignment of the benefit of its creditors or any assignment in the nature of such a general assignment, or in case a receiver is appointed for its business, this Agreement may be terminated at MTU's option.

         2. MRT shall have the right to use MTU's name and that of its Institute of Minerals Processing and any applicable MTU trademarks; provided, however, such use shall be subject to written approval by MTU prior to any such usage. MTU shall have the right to approve the form and content of any material using such names or trademarks. MRT may also use the name of individual MTU employees; provided, however, the prior written consent of the individual is obtained by MRT.

         3. Notices under this Agreement shall be in writing and shall be sufficient' if sent by registered mail. Notices and reports under this Agreement shall be addressed as follows:

For MRT:

Mr. Hugh P. Shannonhouse
Mineral Resource Technologies, LLC
120 Interstate North Parkway East
Suite 440
Atlanta, GA 30339

Copy to:

Jody H. Armstrong, Esq.
Killworth, Gottman, Hagan & Schaeff
One Dayton Centre
One South Main Street, Suite 500
Dayton, Ohio 45402-2023

For MTU:
Dr. Jian-Yang Hwang
Institute of Minerals Processing
Michigan Technological University
1400 Townsend Drive
Houghton, MI 49931

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copies to:

Ms. Sandra Gayk
Intellectual Property Office
Michigan Technological University
1400 Townsend Drive
Houghton, MI 49931

Joseph A. Gemignani
Michael, Best & Friedrich
100 East Wisconsin Avenue
Milwaukee, WI 53202

         4. If calculation of royalties due involves foreign currencies, the Net Selling Price and royalty due shall be converted to U.S. Dollars at the time the royalties are paid.

         5. This Agreement may not be assigned by either party without the prior written consent of the other party except MRT may assign this Agreement as a part of sale of at least that portion of its business to which this Agreement relates by giving MTU ninety (90) days notice thereof.

         6. This Agreement constitutes the complete agreement between the parties and no modifications shall be binding upon the party against whom enforcement of such modification is sought unless it is made in writing referring to this Agreement and is signed on behalf of such party by one of its officers.

         7. This Agreement shall be interpreted in accordance with the laws of the State of Michigan and shall be binding on each of the legal representatives of the parties hereto.

         8. If any of the terms and conditions of this Agreement are invalid, in whole or in part, such invalidity shall not affect the remaining terms and conditions hereof, and this Agreement shall be construed as though such terms and conditions held to have been invalid and never been included herein. In such cases, this Agreement shall be supplemented by a provision which, as far is legally possible, comes nearest to the mutual intent of the parties as reflected in the text of this Agreement.

         IN WITNESS WHEREOF, this Agreement has been executed on behalf of the parties by their duly authorized representative as of the day and year first written above.

MINERAL RESOURCE TECHNOLOGIES, INC.

By:  /s/ Hugh P. Shannonhouse
     ------------------------
Hugh P. Shannonhouse
President

Witness:
/s/
---

MICHIGAN TECHNOLOGICAL UNIVERSITY
By:  /s/ Frederick J. Dobney
     -----------------------
Frederick J. Dobney
Executive Vice President

Witness:

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/s/
---